EXHIBIT 10.9
CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24B-2
Certain portions, indicated by [***], of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934. The omitted materials have been filed separately with Securities and Exchange Commission.
PERSONAL SERVICES AGREEMENT
[Arthur Fogel]
This Personal Services Agreement is entered into this 3rd day of December 2002 effective the 1st day of September 2002, between SFX Entertainment, Inc., a Delaware corporation, doing business as Clear Channel Entertainment (the “Company”) and Arthur Fogel (the “Executive”). This Personal Services Agreement replaces any and all previous agreements, including the Employment Agreement dated July 1, 1999, as amended.
     WHEREAS, the Company and the Executive desire to enter into an employment and personal services relationship under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. TERM.
     The Executive’s term of employment (“Term”) starts on the effective date of this Agreement and ends on the close of business on December 31, 2007, hereinafter the “Expiration Date,” unless terminated earlier in accordance herewith.
2. TITLE AND DUTIES.
     The Executive’s title is President of the Company’s Music-Touring Division. In this capacity Executive will render special, unique, unusual, and extraordinary personal services based on the relationships he has developed with and the experience he has had working with particular musical artists (including, without limitation, those artists identified in Exhibit B), groups, managers, and agents, his specialized knowledge of musical touring, his experience in organizing musical tours, his connections, and his intellect, all of which have peculiar value to the Company, and the loss of which cannot be reasonably or adequately compensated in an action at law for damages. In addition to performing these unique personal services, the Executive shall perform other job duties that are usual and customary for this position, and such additional duties, consistent with his position, as the Company may from time to time direct. The Executive will report to the Co-CEOs of the Company’s Music Division, (currently) Don Law and Dave Lucas. The Executive will devote his full working time and efforts to the business and affairs of the Company. Although Executive will reside in California and his primary office will be in Los Angeles, his duties will require him to travel extensively. Notwithstanding the foregoing, the Executive shall be permitted, subject to his duties to avoid competing with the Company, to devote a modest portion of his business time to personal investments and commitments not related to the business of the Company, provided that the time devoted thereto shall not interfere in any material respect with the performance of the Executive’s duties under this Agreement. In addition, subject to the Executive’s duty to avoid competing with the Company and to the approval in advance of the Company’s General Counsel, which approval shall not be unreasonably withheld. Executive may serve on boards of directors of not-for-profit organizations and companies which do not compete with the Company, provided that service on any such board of directors shall not interfere in any material respect with the performance of the Executive’s services under this Agreement. Unless separately consented to in writing, nothing in this Agreement shall be construed to allow the Executive to serve as an officer, director, consultant, or employee of Grand Entertainment, Inc. (“Grand Entertainment”) or Michael Cohl, or any affiliate of any of the foregoing, or to participate in the business in any fashion of Grand Entertainment or Michael Cohl, other than by receiving dividends distributed in respect of an ownership interest not to exceed five (5%) percent of all issued and outstanding shares of Grand Entertainment, so long as (i) such dividends represent not more than the Executive’s proportionate share of the dividends that Grand Entertainment is making to all holders of the applicable class of Grand Entertainment equity securities and (ii) without the prior written consent of the Company’s General Counsel, which consent may be withheld for any reason whatsoever, the Executive does not acquire additional Grand Entertainment equity securities (other than in exchange for, or as a distribution in respect of, the Executive’s current Grand Entertainment equity securities).
3. COMPENSATION AND BENEFITS
     (a) BASE SALARY. The Company will pay the Executive an annual base salary of $600,000. The Executive’s base salary will be adjusted annually on January 1 of each year, beginning January 1, 2004, by a percentage equal to the percentage increase, if any, in the regional cost of living index measured by the United States Government for the Los Angeles standard metropolitan statistical area. If and when the Executive’s base salary is increased in accordance with this Agreement, the new base salary shall constitute the Executive’s base salary for all purposes under this Agreement. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate.
     (b) ADDITIONAL PAYMENTS. In addition to the other payments provided herein, the Executive will be paid the following amounts by April 1 of the applicable year: $30,000 in 2003; $24,000 in 2004; $18,000 in 2005; $12,000 in 2006; and, $6,000 in 2007. The Company shall pay $1,500 to Strategy Capital Corporation and $1,500 to Lenard, Brisbin & Klotz LLP within ten (10) days of signing this Agreement, and $61,390.79 to Continental Trust on or before December 3, 2002. As part of his next paycheck, the Executive will be paid monies due him as the result of the salary increase in Paragraph 3(a), which as per this Agreement is effective as of September 1, 2002.
     (c) PERFORMANCE BONUS. Commencing with January 1, 2002, the Executive shall be eligible to receive a Performance Bonus, which bonus shall be payable, no later than March 31 of each calendar year following the year for which the bonus is earned. The amount of the bonus shall be calculated as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Agreement, and incorporated by this reference. The payments of this bonus, if any, shall be offset against the Bonus Advance to the Executive described in Paragraph 3(g) of this Agreement until such time as the Bonus Advance is fully repaid to the Company.
     (d) KEY ACT BONUS. Beginning January 1, 2003, the Executive will be eligible to earn and receive a Key Act Bonus as described in “Exhibit B” to this Agreement and incorporated by this reference. Payments of the Key Act Bonus shall be offset against the Bonus Advance to the Executive described in Paragraph 3(g) of this Agreement until such time as the Bonus Advance is fully repaid to the Company.
     (e) EMPLOYMENT BENEFIT PLANS. The Executive will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other Executive welfare benefit plans in which other similarly situated Executives of the Company may participate as described in the Company’s Employee Guide. To the extent necessary to secure key man life insurance or such other insurance as the Company may wish to buy, Executive agrees to submit himself, at the Company’s expense, upon request of the Company and within a reasonable period of time, to a physical examination designated by the Company. The Company shall maintain the confidentiality of the results of any such examination, except as may be necessary for the Company to obtain the benefits of any such insurance. The Executive’s failure to pass any such physical inspection shall not constitute a breach of this Agreement.

     (f) EXPENSES. The Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive in connection with the Executive’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy as applied to similarly situated executives. The Company will provide Executive with access to a credit card subject to the approval of credit card company and based on the Executive’s credit history. Payment is the responsibility of the Executive and should only be used for business purposes. Employee shall be eligible for fringe benefits and perquisites that are available to similarly situated executives.
     (g) BONUS ADVANCE. The Company will advance One Million Five Hundred Thousand Dollars ($1,500,000.00) to the Executive upon execution of this Personal Services Agreement or at the direction of the Executive as a bonus advance (the “Bonus Advance”). Executive will repay this Bonus Advance to the Company during the course of his employment through offsets against any Key Act Bonus or Performance Bonus earned by Executive. Assuming the Executive completes the Term, any remaining Bonus Advance that has not been repaid to the Company by offset shall be deemed earned by the Executive as a Completion Bonus. If the Executive’s employment is terminated before the Expiration Date, any remaining unearned Bonus Advance shall be treated as follows: (i) the Executive shall repay any Unearned Portion of the Bonus Advance within ten (10) business days following termination, if the Executive is terminated for “Cause” or terminates without “Good Reason”; (ii) the Executive shall be deemed to have earned any (otherwise) Unearned Portion of the Bonus Advance if the Executive terminates with “Good Reason” or is terminated without “Cause” or “Justification” or due to death or disability; (iii) solely for purposes of this section and Section 10(c) below, if the Executive is terminated with “Justification,” the Executive shall repay any Unearned Portion of the Bonus Advance within ten (10) business days following termination, however in calculating the amount to be repaid the Executive, in addition to receiving credit for amounts already earned and offset against the Bonus Advance, the Executive will be deemed to have earned 25% of the Bonus Advance at the conclusion of each calendar year 2003-2006 during his employment (by way of example only, if the Executive is terminated with “Justification” in 2005, the Executive will be deemed to have earned 50% ($750,000) of the Bonus Advance, which amount will be added to any Bonus Advance offsets previously earned, in determining the amount, if any, the Executive is required to repay under this section). The “Unearned Portion of the Bonus Advance” shall mean One Million Five Hundred Thousand Dollars ($1,500,000.00), less any amounts in respect of any Performance Bonus or Key Act Bonus offset against the Bonus Advance.
     (h) In accordance with applicable law, the Company will deduct taxes and other legally required or authorized payments from the annual base salary and from all other payments to the Executive under this Agreement.
     (i) In connection with all bonus calculations, the Executive shall have the following audit rights: The Executive, a Big 4 accounting firm or a mutually agreed upon certified public accountant on his behalf may, at the Company’s offices and at the Executive’s expense, examine the Company’s books and records relevant to the calculation of his bonuses hereunder solely for the purposes of verifying the accuracy of statements rendered by the Company to the Executive. Such books and records may be examined as aforesaid only (a) during the Company’s normal business hours, (b) upon reasonable notice to the Company, and (c) within three (3) months after the date the applicable statement is delivered hereunder. The Executive shall not have the right to examine such books and records more frequently than once in any twelve (12) month period or more than once with respect to any particular statement. Each statement shall be deemed final and binding upon the Executive as an account stated and shall not be subject to any claim or objection by the Executive (i) unless the Executive notifies the Company of his specific written objection to the applicable statement, stating the basis thereof in reasonable detail within six (6) months after the date such statement is delivered hereunder, and (ii) unless, within six (6) months after delivering such written objection, the Executive makes proper service of process upon the Company in a suit instituted in a court of proper jurisdiction. Also, with each bonus payment made under the Agreement, the Company shall provide a reasonably detailed statement of the calculation of the amount of such payment.
     (j) VACATION. Executive shall be entitled to five (5) weeks paid vacation per calendar year during the Term.
4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     (a) GENERAL CONFIDENTIALITY OBLIGATIONS. During the course of the Executive’s employment with the Company, the Company will provide the Executive with access to, and Executive will likely develop for the Company certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s talent buying process and methods, talent contracts, touring agreements, contracts with venues, contracts with promoters, contracts for the exploitation of television, radio, cable, Internet, video, film, recording, publishing, photographic, theatrical production, exhibition, management, merchandising, licensing, marketing, or sponsorship contracts, methods, and, protocols, contracts with partners, consultants, employees and joint venturers, valuation of tours, the components and methodology of valuations of tours, customer lists, pricing information, profit margins, including calculations of tour profitability, production and cost data, compensation and fee information, formal and informal strategic business plans, budgets, financial statements, internal protocols and processes and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Executive in the performance of his duties. The Executive understands and acknowledges that all such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Executive shall promptly inform the Company’s General Counsel of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Executive; or, (iv) such disclosure is reasonably necessary to the Executive’s legal representative to protect the interests of the Executive in any dispute or potential dispute involving the Executive (provided the Executive first obtains the written approval of the Company’s General Counsel, which approval will not be unreasonably withheld). The Executive further agrees that he will not during employment or at any time ever thereafter use such Confidential Information in competing, directly or indirectly, with the Company, or disclose such Confidential Information outside the Company. Insofar as the Executive is concerned, the Executive agrees that all Confidential Information is the exclusive property of the Company.
     (b) CONFIDENTIALITY AS TO GRAND ENTERTAINMENT AND MICHAEL COHL. The Executive agrees not to disclose any information about the Company’s business operations, personnel, plans, finances, including but not limited to any information about the Company’s touring business, artists, contracts, protocols, methods, and finances, whether or not the Company treats the information as Confidential Information, to any employee, agent, or representative of Grand Entertainment or Michael Cohl at any time, except as necessary in the performance of Executive’s duties to the Company.

     (c) PUBLIC STATEMENTS. During the Term, the Executive agrees that he will not make any public statement or announcement concerning the Company to the press or any media without coordination and approval of the statement or announcement with the Company’s public relations department.
     (d) COMPANY USE OF EXECUTIVE’S LIKENESS OR QUOTES. During or after the Term, without the Executive’s prior written consent, the Company shall not use or authorize the use of any likeness of Executive, or attribute any quote to Executive.
     (e) SURVIVAL. At such time as the Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, directories, documents, writings, electronically stored information in any form, other property, and all copies of them, provided to or created by him during the course of his employment with the Company; provided, however, that Executive shall be entitled to retain a copy of his personal rolodex. This nondisclosure covenant is binding on the Executive, as well as his heirs, successors, legal representatives and estate, and will survive the termination of this Agreement for any reason.
5. NONSOLICITATION OF COMPANY EMPLOYEES.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Term and for a period of 12 months thereafter the Executive will not, directly or indirectly, (i) solicit or encourage any current or prospective employee of the Company, or of any subsidiary or affiliate of the Company who works, or has worked or been offered employment by the Company within the preceding 12-month period (other than Executive’s personal assistant), to terminate his/her employment with the Company or any subsidiary or affiliate of the Company; or (ii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity. This provision shall apply regardless of the reason for termination of employment.
6. NON-COMPETITION DURING TERM.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Term, the Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same or similar lines of business as the Company, as of the date hereof, which business includes the business of presenting, promoting, and producing of touring concert events and other live entertainment events and the exploitation of intellectual property rights associated with any tour or event, and the representation of artists or groups, in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Executive’s employment with the Company, including any area within a 75-mile radius of any such location. The Executive agrees that during the Term, he will inform the Company of each material business opportunity related to the Company’s business promptly following his becoming aware of the opportunity, and that he will not, directly or indirectly, exploit any such opportunity for his own account or for the account of any other person or entity. The foregoing shall not prohibit the Executive from owning up to five percent (5%) of the issued and outstanding stock of any publicly held company or Grand Entertainment (subject to the limitations set forth in clauses (i) and (ii) of Paragraph 2, which is a potential competitor of the Company’s Music Touring Division. Further, the Executive agrees not to receive or accept, directly or indirectly, compensation, remuneration, commissions, bonuses, special dividends, special distributions, gifts or any other transfer of anything of value or other consideration of any kind, from Grand Entertainment or Michael Cohl, and will not perform any services for Grand Entertainment or Michael Cohl during the period of his employment by the Company. This provision shall apply regardless of the reason for termination of employment, except that this provision shall not apply if the Executive is terminated by the Company without “Cause” or “Justification” or terminates for “Good Reason.” If the Executive is terminated without “Cause” or “Justification” or terminates for “Good Reason,” the Executive agrees to comply with this provision for twelve (12) months following the termination of employment, provided that the Company abides by the applicable provisions of Paragraph 10(c) below.
7. NONSOLICITATION OF TALENT, GROUPS, ACTS, VENDORS AND CUSTOMERS AND NON-DISPARAGEMENT.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant contained in this Agreement and the Company’s substantial investment in its business, and for the consideration promised by the Company under this Agreement, during the Term and for a period of twelve months after the Term, the Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective talent, group, act, promoter, venue, agent, vendor, or customer with whom the Company or any subsidiary or affiliate of the Company (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the twelve-month period preceding the Executive’s last day in the later of an employment or any consulting relationship with the Company; or (iii) is in negotiations to enter an agreement or business relationship. This provision shall apply regardless of the reason for termination of employment, except that this provision shall not apply if the Executive is terminated by the Company without “Cause” or “Justification” or terminates for “Good Reason.” If the Executive is terminated without “Cause” or “Justification” or terminates for “Good Reason,” the Executive agrees to comply with this provision for twelve (12) months following the termination of employment, provided the Company abides by the applicable provisions of Paragraph 10(c) below. The Executive and the Company further agree that during the same period, neither shall disparage the other.
8. ENFORCEMENT OF PARAGRAPHS 4, 5, 6, AND 7.
     The Company and the Executive agree that the restrictions and commitments contained in Paragraphs 4, 5, 6, 7, 10 and 13(c) of this Agreement are reasonable in scope and duration and are necessary to protect the Company’s business interests and/or Confidential Information. If any provision of these covenants as applied to the Executive in any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the remaining obligations of the Company under this Agreement shall be rendered void and unenforceable. The parties agree and acknowledge that the breach of these covenants will cause irreparable damage to the Company, and that the Company shall be entitled to seek injunctive relief therefor in any court with jurisdiction and that the Company’s right to seek injunctive relief shall in no way limit any other remedies that the Company may have (including, without limitation, the right to seek monetary damages). Should the Executive violate the provisions of any of paragraphs 4, 5, 6, or 7 of this Agreement, in addition to all other rights and remedies available to the Company at law or in equity, the duration of these covenants shall automatically be extended for a period of time equivalent to the period of the breach.
9. TERMINATION.
     The Executive’s employment with the Company may be terminated under the following circumstances:
     (a) DEATH. The Executive’s employment with the Company shall terminate upon the death of the Executive.

     (b) DISABILITY. The Company may terminate the Executive’s employment in the event of Executive’s “Disability, which shall mean Executive’s incapacity to perform substantially all of the essential functions of his position under this Agreement for one hundred twenty (120) days or more within any period of three hundred sixty-five (365) consecutive days because of mental or physical condition, illness or injury, consistent with applicable state and federal law. In the event of any dispute regarding the existence of Employee’s Disability, the matter will be resolved, at the Company’s expense, by the determination of a physician qualified to practice medicine in the State of California, selected by Employee and approved by Company, or, failing such approval, by a majority of three physicians qualified to practice medicine in the State of California, one to be selected by Company, one to be selected by Employee and the third to be selected by the two designated physicians. As an alternative to termination of employment, the Company may elect to provide long term disability coverage for the Executive, cease the further accrual of obligations to pay compensation and bonus payments (other than Key Act Bonuses with respect to artists already signed) to the Executive, and maintain the Executive’s health insurance benefits until the earlier of exhaustion of long term disability payments, or the Expiration Date. If the Executive is “disabled” and the Company elects not to terminate the Executive, the Executive shall be excused from performing his duties under Paragraph 2 only of this Agreement during the period of disability.
     (c) TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment for “Cause” or for “Justification;” provided, however, that the right to terminate for Justification shall expire upon a “Change in Control” (as defined below).
          “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct or gross negligence in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on harassment or discrimination, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other similar misconduct as reasonably determined by the Company; (ii) the Executive’s refusal or failure to follow lawful directives consistent with his title and position where such refusal or failure has continued for more than 10 days following written notice of such refusal or failure; (iii) a conviction of the Executive for, or a plea of nolo contendere by the Executive to, any felony or other lesser crime involving battery, fraud, embezzlement, or misappropriation of the property of the Company or other conduct by the Executive that, as reasonably determined by the Company, has resulted in, or would result in injury to the reputation or potential liability of the Company if he were retained in his position with the Company; (iv) a breach by the Executive of any of the provisions contained in Paragraphs 5, 6, or 7 or a material breach by the Executive of Paragraph 4 of this Agreement; or (v) a material violation by the Executive of the Company’s employment policies or procedures of which Executive had notice.
          “Justification” shall mean: (i) the failure by the Executive to use his commercially reasonable best efforts to present the Company with at least six (6) touring opportunities that are reasonably expected to achieve a level of profitability consistent with historical levels for successful tours and the budgets established by the Music division in consultation with the Executive or (ii) the failure by the Executive to correct performance deficiencies validly identified and documented by the Company in an annual review of the Executive’s business performance. For purposes of this Agreement, any touring opportunity presented by the Company’s Music-Touring Division in which the Executive has material involvement shall be deemed presented by the Executive. The Company may terminate the Executive’s employment for “Justification” by delivering notice to the Executive (with specific reference to this Paragraph 9(c)) specifying that the Company terminating the Term pursuant to this provision of Paragraph 9(c).
          The Executive will be given a reasonable opportunity to cure any violations of the “Cause” (30 days maximum) or “Justification” (60 days maximum) provisions (above) which are susceptible to being cured.

     (d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with the Company only for “Good Reason,” which shall mean (i) breach by the Company of a material provision of this Agreement; (ii) a material adverse change in the Executive’s title, authority, reporting, compensation or responsibilities, including the Company ceasing to pursue its music touring line of business; (iii) a breach by the Company of the provision in Paragraph 2 of the Agreement that states the Executive will reside in California and have his primary office in Los Angeles; or (iv) a failure by the Company to use its commercially reasonable best efforts in reviewing for approval the Key Act tour proposals presented by the Executive. The Company will be given a reasonable opportunity to cure (30 days maximum) any violations of this provision which are susceptible to being cured.
10. COMPENSATION UPON TERMINATION.
     (a) DEATH. If the Executive’s employment with the Company terminates by reason of the death of the Executive, the Company will, within 90 days or such shorter period as may be required by law, pay in a lump sum amount to such person as the Executive shall designate in a notice filed with the Company or, if no such person is designated, to the Executive’s estate, the Executive’s accrued and unpaid base salary and vacation pay and earned Performance or Key Act Bonuses, if any, calculable (to the extent reasonably practicable) as of and through the date of death, reimbursement of any expenses incurred but not yet paid as of the date of death, and any payments to which the Executive’s spouse, beneficiaries, or estate may be entitled under any applicable Executive benefit plan (in accordance with the terms of such plans and policies). Should there be any Unearned Portion of the Bonus Advance at the date of death, the Company shall cancel any obligation to repay this amount as a death benefit to the person designated by the Executive, or if no person is designated, to the Executive’s estate. For the avoidance of doubt, the foregoing is not intended, nor shall it be construed, to limit the Company’s obligation to pay Key Act Bonuses following the date of death with respect to any Key Act signed before the date of death.
     (b) DISABILITY. If the Executive’s employment with the Company terminates by reason of his “Disability” (as defined herein), the Company shall, within 90 days or such shorter period as may be required by law, pay in a lump sum amount to the Executive his accrued and unpaid base salary and vacation pay and earned Performance or Key Act Bonuses, if any, calculable (to the extent reasonably practicable) as of and through the date of termination, and any payments to which Executive may be entitled under any applicable employee benefit plan (in accordance with the terms of such plans and policies). Should there be any Unearned Portion of the Bonus Advance as of the date of termination because of disability, the Company shall cancel any obligation to repay this amount as a disability benefit to the Executive. For the avoidance of doubt, the foregoing is not intended, nor shall it be construed, to limit the Company’s obligation to pay Key Act Bonuses following the date of termination because of disability with respect to any Key Act signed before the date of disability.
     (c) TERMINATION BY THE COMPANY OR BY THE EXECUTIVE. If the Executive’s employment with the Company is terminated by the Company for Cause or Justification or if the Executive terminates his employment with the Company for any reason other than for Good Reason, the Company will promptly pay in a lump sum amount to the Executive his accrued and unpaid base salary and vacation pay, if any, as of the date of termination. The Company will, within 90 days, pay earned Performance or Key Act Bonuses, if any, calculable (to the extent reasonably practicable) as of and through the date of termination, and any payments to which he may be entitled under any applicable employee benefit plan (in accordance with the terms of such plans and policies). If the Company terminates Executive’s employment for Cause, or if the Executive terminates for any reason other than for Good Reason, Executive shall promptly repay to the Company any Unearned Portion of the Bonus Advance. If the Company terminates Executive’s employment for Justification, the Bonus Advance shall be deemed earned as of the date of termination in accordance with the following schedule: as of December 31, 2003, 25%; as of December 31, 2004, 50%; as of December 31, 2005, 75%; as of December 31, 2006, 100% and consistent with the provisions of Section 3(g)(iii) above. It is agreed that the Company can offset any payments due the Executive with any payments due to the Company by the Executive in respect of the Unearned Portion of the Bonus Advance before making any payment to the Executive. If the Company terminates Executive’s employment without Cause or Justification or if the Executive terminates his employment with the Company for Good Reason as defined by this Agreement, the Company shall continue to pay the Executive the base salary payable pursuant to Paragraph 3(a) of this Agreement at the time of such termination, less required withholdings, during the Payment Period specified below (the “Payments”). As used herein, the “Payment Period” shall mean the shorter of 18 consecutive months or the time remaining until the Expiration Date. As a condition to the Company’s obligation to make the Payments, Executive shall execute a general release of all employment-related claims (the “Release”) that Executive may have against the Company for the Company’s terminating Executive’s employment, and shall comply with the terms of Paragraphs 5-7 of this Agreement for a period of 12 months from the date of termination, as well as Paragraph 4 as written. The Release shall include a release of all employment-related claims, including without limitation, any and all claims for: breach of this Agreement; the termination of the Executive’s employment; wrongful termination; discrimination, harassment or retaliation; breach of contract; breach of a covenant of good faith and fair dealing; and violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining Notifications Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and Labor Code Sections 201, et seq. The Payments shall not be subject to mitigation, offset or reduction based on the Executive’s finding of other gainful employment or his failure to find other gainful employment. For the avoidance of doubt, the foregoing is not intended, nor shall it be construed, to limit the Company’s obligation to pay Key Act Bonuses following the date of termination for Justification with respect to any Key Act signed before the date of termination for Justification.
     (d) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Subparagraphs 10(a) through 10(c) above, as applicable, the Company will have no further obligations to the Executive under this Agreement, except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Executive’s rights to receive any vested benefits under any employee benefit plan of the Company in which the Executive is a participant, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
11. PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, except that Executive may designate beneficiaries to receive any amounts that would otherwise be paid to Executive’s estate. The Executive shall have the right to modify or revoke any designation of beneficiaries, by written notice to the Company. The Company may not assign or transfer this Agreement or any rights or obligations hereunder. For purposes of this Agreement, a “Change in Control,” meaning a sale of all or substantially all of the assets of Clear Channel Entertainment, the Company’s Music Division or the Company’s Music Touring Division, or any transaction or series of related transactions (including without limitation, any merger, reorganization, consolidation or purchase of outstanding equity interests) resulting in the transfer of 50% or more of the outstanding voting securities of Clear Channel Entertainment, shall not be considered an assignment.

12. NOTICES.
     Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Don Law, 36 Bay State Rd., Cambridge, MA 02138 and Dave Lucas, 11100 Santa Monica Blvd., 7th Floor, Los Angeles, CA 90025 and a copy of the notice will be sent to Brian E. Becker and Dale A. Head, Clear Channel Entertainment, 2000 West Loop South, Suite 1300, Houston, TX 77027. If to the Executive, the notice will be sent to Arthur Fogel at 3034 Paulcrest Drive, Los Angeles, CA 90046 and a copy of the notice will be sent to Adam M. Klotz, Esq., Lenard, Brisbin & Klotz LLP, 1801 Century Park West, 6th Flr., Los Angeles, CA 90067-6406. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
13. GOVERNING LAW, DISPUTE RESOLUTION AND LIMITATION ON DAMAGES.
     (a) GOVERNING LAW. Except with regard to matters involving the indemnification of the Executive under Delaware law as set forth in Paragraph 16, this Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The parties agree that the venue for any Court-filed dispute will be the Central District of California.
     (b) ARBITRATION OF DISPUTES. Except for the Company’s right to obtain injunctive relief, Executive and Employer agree that any dispute or claim, whether based on contract, tort, discrimination (including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and all comparable state or local laws, retaliation, violation of public policy, or otherwise, relating to, arising from, or connected in any manner with this Agreement, or Executive’s employment or Consulting exclusively shall be resolved through final and binding arbitration. Arbitration shall proceed in accord with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) (the “Rules”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Executive may obtain a copy of the Rules from www.adr.org. Notwithstanding any AAA rule to the contrary, the parties shall be allowed to conduct any discovery otherwise allowed by California law.
     The arbitration shall be held in Los Angeles, California and, except with regard to matters involving the indemnification of the Executive under Delaware law as set forth in Paragraph 16 the substantive law of the State of California shall apply. The arbitration shall be conducted by one arbitrator, selected by mutually agreeable means, who is a member of the AAA, unless the parties mutually agree to the appointment of an alternative arbitrator. The arbitrator shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to her or him. The arbitrator may grant any relief authorized by law for any properly established claim, including dispositive or other motions which may determine the merits of any claim or defense, and discovery motions. The arbitrator shall neither disregard nor refuse to enforce the Employer’s lawful policies, nor shall the arbitrator require the Employer to adopt a policy which previously was not adopted lawfully.
     Each party will bear her, his or its own arbitration costs, unless they are unreasonable. Prior to the hearing, the parties shall agree, determine and allocate filing and administrative fees and the arbitrator’s hearing and study fees between the parties. Notwithstanding any rule to the contrary (including AAA Rules), the parties shall be allowed to recover any relief damages, in law or in equity, which the parties could otherwise obtain in a court of competent jurisdiction for the claims or defenses raised. Additionally, the arbitrator shall have the authority to award costs to the prevailing party.
     The arbitrator’s decision shall be in writing, including a statement of the reason for the decision. The award shall be subject to judicial review in accordance with the prevailing standards for judicial review of arbitral awards in effect at the time. The interpretation and enforceability of this paragraph of this Agreement exclusively shall be governed and construed in accord with the United States Federal Arbitration Act, 9 U.S.C. Section 1, et seq. If any portion of this Section is not enforceable or void, the Parties expressly authorize and require that any such portion or portions to be stricken entirely or amended/modified so as to be in compliance with applicable law.
     (c) LIMITATION ON DAMAGES. The parties agree to the following:
     (i) The parties hereto agree that the payments set forth in the applicable provision of Paragraph 10(c) constitute fair and adequate compensation for damages for any termination by the Company without “Cause” or “Justification” or by the Executive for “Good Reason.”
     (ii) If the Executive is terminated for “Cause” or “Justification” or terminates without “Good Reason,” the Company may only seek money damages for any violations of sections 4-7 and/or the “Cause” provision, and to recoup any unrepaid Bonus Advance and/or any improper expenses.
     It is agreed and understood that this provision shall in no way limit either party’s ability to obtain injunctive or other relief that is otherwise available under the Agreement or applicable law.
14. DEFINITION OF COMPANY.
     As used in this Agreement, the term “Company” shall include Clear Channel Entertainment, SFX Entertainment, Inc., any of their past, present and future divisions, operating companies, subsidiaries, affiliates and parents.
15. LITIGATION AND REGULATORY COOPERATION.
     During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the truthful defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully and truthfully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company will pay the Executive on an hourly basis (to be derived from his starting base salary) for his time spent responding to any litigation or regulatory matters at the Company’s request that occurs after the termination of his employment relationship with the Company, and reimburse the Executive for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

16. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses), and the Executive will be entitled to the protection of any applicable insurance policies that the Company may elect to maintain generally for the benefit of certain of its directors and officers against costs, charges and expenses incurred or sustained by him in connection with actions, suits or proceedings to which he may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or Executive at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).
     The Executive shall indemnify the Company to the fullest extent permitted by the law, and shall hold the Company harmless of and from any claims, demands, suits, causes of action, complaints, charges, damages, and awards of any kind which arise from or are related to any wrongful acts or malfeasance by the Executive which constitutes sexual harassment or embezzlement in violation of the law.
17. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.
     The Executive represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Executive also represents and warrants to the Company that he is under no physical or mental disability that would prevent the performance of his duties under this Agreement, with reasonable accommodations.
18. MISCELLANEOUS.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. Except to the extent otherwise provided by Paragraph 8 of this Agreement, if any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. The rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of these rights and obligations.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

DATED: DEC 2/2002	/s/ Arthur Fogel
Arthur Fogel
DATED:

DATED: 12/3/02	SFX ENTERTAINMENT, INC.
	By:	/s/ Dale A. Head
	Name:	Dale A. Head
	Title:	Executive Vice President and General Counsel

EXHIBIT A
SENIOR MANAGEMENT
PERFORMANCE BONUS CALCULATION
The following bonus amounts will be paid (or offset against the Bonus Advance in full), in accordance with the Agreement and the conditions described below:
The basis of calculation for the performance bonus is Earnings Before Interest and Taxes (EBIT). As used herein, the term “EBIT” shall mean, for any calendar year, the Company’s earnings, as determined in accordance with generally accepted accounting principles by the Company’s Chief Financial Officer (excluding extraordinary non-recurring items), before deduction of interest and taxes. With regard to sources of income from a new business acquired or an existing business disposed of by the Company, appropriate adjustments will be made so that EBIT growth is determined on a pro forma basis. Any such pro forma adjustments will be based on the estimated income of the business prior to its acquisition or disposition. The EBIT growth percentage target is calculated each year by taking the year prior’s pro forma EBITDA (earnings, as determined in accordance with generally accepted accounting principles by the Company’s Chief Financial Officer (excluding extraordinary non-recurring items), before deduction of interest, taxes, depreciation and amortization), multiplying by the Growth Percentage Target and subtracting the prior year’s depreciation and amortization. The calculation of EBIT for each calendar year will be made by the Company’s Chief Financial Officer in good faith and on a consistent basis from year to year and will be consistent with SEC financial reporting standards. At the beginning of each calendar year, the Executive will receive the EBIT and EBITDA Growth Percentage Targets for that year for his review and input. The computation of the prior year increase in EBIT must include payment of all bonuses.
All Company (Clear Channel Entertainment):

Growth Percentage Target
(over prior year EBITDA
and will be converted to
EBIT)	Bonus Amount

15% - 19.9%	$60,000
20% - 24.9%	$120,000
25% or more	$150,000
Division (Music):

Growth Percentage Target
(over prior year EBITDA
and will be converted to	Bonus Amount as
EBIT)	Percentage of Base Salary

15% - 19.9%	10%
20% - 24.9%	20%
25% or more	25%

For 2002, the EBITDA percentage growth target translates to the EBIT growth percentage as indicated below.

Music 2001			Music 2002 Targets
		EBITDA Target	EBITDA %	EBIT Target	EBIT %
FY2001 EBITDA	89,573,000	103,009,000	15.0%	73,162,000	22.5%
FY2001 D&A	29,841,000	107,488,000	20.0%	77,646,000	30.0%
FY2001 EBIT	59,732,000	111,966,000	25.0%	82,125,000	37.5%
CCE 2001			CCE 2002 Targets
		EBITDA Target	EBITDA %	EBIT Target	EBIT %
FY2001 EBITDA	127,975,000	147,171,000	15.0%	73,930,000	35.0%
FY2001 D&A	73,241,000	153,570,000	20.0%	80,329,000	47.0%
FY2001 EBIT	54,734,000	159,969,000	25.0%	86,728,000	58.5%

EXHIBIT B
KEY ACT BONUS CALCULATION
The following bonus amounts will be paid (or offset against the Bonus Advance (in full)), in accordance with the Agreement and the conditions described below:
(1) [***]
      (a) A bonus of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) will be paid upon the signing of tour agreement of [***] with Clear Channel Entertainment.
      (b) If tour profit is equal to or greater than $6,000,000, Executive will be paid a bonus of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), in addition to the bonus earned in section (a) above.
      (c) If tour profit is equal to or greater than $8,000,000, Executive will be paid a bonus of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), in addition to the bonus earned in sections (a) and (b) above.
      (d) If tour profit is equal to or greater than $10,000,000, Executive will be paid a bonus of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), in addition to the bonus earned in sections (a), (b) and (c) above. Further, for each additional $2,000,000 in tour profit above $10,000,000, Executive will be paid an additional bonus of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00).
(2) [***]
      (a) A bonus of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) will be paid upon the of tour signing agreement of [***] with Clear Channel Entertainment.
      (b) If tour profit is equal to or greater than $2,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in section (a) above.
      (c) If tour profit is equal to or greater than $3,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a) and (b) above.
      (d) If tour profit is equal to or greater than $4,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a), (b) and (c) above. Further, for each additional $1,000,000 in tour profit above $4,000,000, Executive will be paid an additional bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00).

*** Confidential

(3)     [***]
          (a)   A bonus of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) will be paid upon the signing of tour agreement of [***] with Clear Channel Entertainment.
          (b)   If tour profit is equal to or greater than $2,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in section (a) above.
          (c)   If tour profit is equal to or greater than $3,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a) and (b) above.
          (d)   If tour profit is equal to or greater than $4,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a), (b) and (c) above. Further, for each additional $1,000,000 in tour profit above $4,000,000, Executive will be paid an additional bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00).
(4)     [***]
          (a)   A bonus of ONE HUNDRED THOUSAND DOLLARS ($100,000) will be paid upon the signing of tour agreement of [***] with Clear Channel Entertainment.
          (b)   If tour profit is equal to or greater than $2,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in section (a) above.
          (c)   If tour profit is equal to or greater than $3,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a) and (b) above.
          (d)   If tour profit is equal to or greater than $4,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a), (b) and (c) above. Further, for each additional $1,000,000 in tour profit above $4,000,000, Executive will earn an additional bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00).
(5)     [***]
          (a)   A bonus of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) will be paid upon the signing of tour agreement of [***] with Clear Channel Entertainment.
          (b)   If tour profit is equal to or greater than $2,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in section (a) above.

*** Confidential

     (c)  If tour profit is equal to or greater than $3,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a) and (b) above.
     (d)  If tour profit is equal to or greater than $4,000,000, Executive will be paid a bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), in addition to the bonus earned in sections (a), (b) and (c) above. Further, for each additional $1,000,000 in tour profit above $4,000,000, Executive will be paid an additional bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00).
     For the purposes of the calculation, “Clear Channel Entertainment” shall be deemed to include the Company or any of its affiliates or designees, and a Key Act shall be considered “signed” (1) when the artist’s authorized representative has signed a written and binding tour performance agreement, provided that, in the Company’s good faith judgment, there is then available on commercially reasonable terms, non-appearance insurance that fully insures the projected show costs and the initial amount due in respect to the Key Act Bonus for such tour, or (2) in the absence of such availability, if such non-appearance insurance is not so available, when the tour has commenced.
     For the purposes of the calculation of the Key Act Bonus, “tour profit” shall be defined as the difference between (1) the sum of all revenues from the tour (includable in the “gross income or revenue” (as defined in the applicable tour performance agreement) thereof), including items such as foreign exchange gain, and interest income, minus, without any duplication (2) amounts payable to the artist under the applicable tour performance agreement, all taxes, charitable contributions, expenses included in the “gross revenue” or “gross income” for the purposes of determining such amounts payable to the artist, expenses directly associated with the applicable tour, such as tour staff costs and related expenses, cancellation insurance, executive travel as it relates to the applicable tour, local promoter fees, liability insurance, foreign exchange loss, tour staff bonuses, payments of the Key Act Bonuses previously paid with respect to the applicable tour, shares paid to joint venturers or partners, and interest expense deductible in accordance with the applicable tour agreement. Local venue income and promoter profits shall be excluded from the calculation in a manner consistent with calculations for prior periods. Calculations of tour profit shall be completed within 120 days after the conclusion of each tour, and any Key Act Bonus due paid within ten days after calculations are complete.
     If a tour for any of the five artists above comes to CCE as a Proposed Project from Grand Entertainment projects, no Key Act Bonus will be due with respect to such tour.

AMENDMENT
     WHEREAS SFX Entertainment, Inc. d/b/a Clear Channel Entertainment (hereinafter referred to as “Company”) and Arthur Fogel (hereinafter referred to as “Executive”) entered into a Personal Services Agreement (hereinafter referred to as “Agreement”) effective from the 1st day of September, 2002 and ending on December 31, 2007;
     WHEREAS, the parties desire to amend the above-referenced Agreement to be effective upon execution of this Amendment;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment.
1. The parties wish to amend Section 2 “Title and Duties” solely as it relates to his title and lines of reporting; the remainder of this Section shall remain unchanged. The Executive’s title shall be “President, TNA International” and he shall report to the President and CEO, Global Music, currently Michael Rapino.
2. The parties wish to delete Section 3(c) “Performance Bonus” and the attached “Exhibit A” in their entirety, to be replaced as follows:
(c) NON-KEY ACT BONUS. Executive will be eligible to earn and receive a Non-Key Act Bonus, as set forth below, based on the Tour Profit on all touring acts booked,
(i) Definition: “Non-Key Act:” For purposes of this section “non-key acts” shall be defined as all touring acts booked excluding those acts described in Exhibit B to the Agreement, i.e.: [***].
(ii) 2004 Bonus: If a total Tour Profit of $5,000,000.00 is reached for non-key acts booked in 2004, Executive shall be eligible to receive a bonus in the amount of $450,000.00 payable on January 15, 2005.
(iii) 2005 Bonus: If a total cumulative profit for calendar years 2004 and 2005 of $10,000,000.00 is reached for non-key acts, Executive shall be eligible to receive a bonus in the amount of $320,000.00 payable on January 15, 2006.
2.	This Addendum represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by both parties.

***Confidential

3.	This Addendum shall in no way modify, alter, change or otherwise delete any provision of the Agreement unless specifically done so by the terms of this Addendum, and all the remaining provisions of the Agreement shall remain in full force and effect.
AGREED:

EXECUTIVE:	/s/ Arthur Fogel	DATE: JAN 13/05
ARTHUR FOGEL

COMPANY:	/s/ Mike McGee	DATE: 1-20-05
BY: MIKE McGEE
Chief Administrative Officer SFX ENTERTAINMENT, INC., D/B/A CLEAR CHANNEL ENTERTAINMENT